                                                Exhibit 23.2


               Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 Form S-8 No. 333-9798) pertaining to the BP Amoco Employee Savings Plan (formerly Amoco Employee Savings Plan), the Amoco Fabrics and Fibers Company Salaried 401(k) Savings Plan, and the Amoco Fabrics and Fibers Company Hourly 401(k) Savings Plan (collectively , the "Plans") of our reports dated July 15, 1999, with respect to the financial statements of the Plans included in the Annual Reports (Form 11-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.





                                   /s/ Ernst & Young LLP
                                   Ernst & Young LLP


Chicago, Illinois
April 6, 2000